Exhibit 99.1

ContraVir Pharmaceuticals Selected to Present Two Posters on CRV431 at Upcoming AASLD Meeting® 2017

EDISON, N.J., August 3, 2017 -  ContraVir Pharmaceuticals, Inc. (NASDAQ: CTRV), a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies, announced today that two abstracts have been selected by the Scientific Program Committee of the American Association for the Study of Liver Diseases (AASLD) for poster presentations on October 21, 2017.

Abstract #1: “Independent and Combinational Anti-HBV Effects of CRV431 and TXL in the HBV Transgenic Mouse Model”

•                  Publication Number: 907

•                  Date and Time: October 21, 2017 from 2:00 PM to 7:30 PM

•                  Session: Hepatitis B: New and Approved Treatment

•                  Location: Washington Convention Center, Hall D

Abstract #2: “CRV431 Blocks NTCP-Mediated Uptake of HBV and HDV Independently of Effects on Bile Acid Transport”

•                  Publication Number: 928

•                  Date and Time: October 21, 2017 from 2:00 PM to 7:30 PM

•                  Session: Hepatitis B: New and Approved Treatment

•                  Location: Washington Convention Center, Hall D

About TXL™

Tenofovir exalidex (TXL™) is a highly potent prodrug of the antiviral tenofovir.  Tenofovir is the active component of both Vemlidy (tenofovir alafenamide) and Viread® (tenofovir disoproxil fumarate).TXL’s novel liver-targeting prodrug structure results in decreased systemic circulating levels of tenofovir, thereby reducing the potential for renal and bone side effects. ContraVir has completed a Phase 2a trial of TXL™, in which HBV-infected subjects were administered doses up to 100 mg for 28 days and is now optimizing drug formulation to further enhance drug delivery. To date, TXL™ has achieved clinical proof of concept for antiviral activity and displayed an excellent safety, tolerability, and pharmacokinetic profile. Based on the agent’s best-in-class potential, ContraVir believes TXL™ can become the cornerstone of a curative combination therapy for hepatitis B.

About CRV431

CRV431 is a non-immunosuppressive analog of cyclosporine A (CsA) whose primary biochemical action is inhibition of cyclophilin isomerase activity, playing a key role in protein folding. Other viruses such as HIV-1 and HCV, similarly use cyclophilin for their replication. CRV431 shows potential in experimental models to complement current hepatitis B treatments by reducing multiple markers of infection including HBV DNA, HBsAg, HBx, HBeAg, and HBV uptake by cells. Studies have also demonstrated that CRV431 possesses anti-fibrotic activity which may further curb progression of liver disease in patients.

About ContraVir Pharmaceuticals

ContraVir is a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies with a specific focus on developing a potentially curative therapy for hepatitis B virus (HBV). The Company is developing two novel anti-HBV compounds with complementary mechanisms of action. TXL™ currently in Phase 2a, is designed to deliver high intrahepatic concentrations of TFV, while minimizing off-target effects caused by high levels of circulating TFV. CRV431, the other anti-HBV compound, is a next-generation cyclophilin inhibitor with a unique structure that increases its potency and selective index against HBV. ContraVir is also developing Valnivudine™, an orally available nucleoside analogue prodrug; Valnivudine™ is currently in Phase 3 for the treatment of herpes zoster. In addition to direct antiviral activity, Phase 2 data suggest that Valnivudine™ has the potential to reduce the incidence of debilitating shingles-associated pain known as post-herpetic neuralgia (PHN). For more information visit www.contravir.com.

For further information, please contact:

Sharen Pyatetskaya
Director of Investor Relations
sp@contravir.com; (732) 902-4028